Exhibit 10.33

STRATEGIC PARTNERSHIP AGREEMENT

This Strategic Partnership Agreement (the “Agreement”) is made and entered into as of the 20th of December, 2011 (the “Effective Date”), by and between MedPodium Health Products, Inc., a Delaware corporation with offices at 12255 El Camino Real, Suite 250, San Diego, CA 92130, and its parent company MedPodium Health Sciences, Inc., a Delaware corporation with offices at 12255 El Camino Real, Suite 250, San Diego, CA 92130, and its parent company Cardium Therapeutics, Inc., a Delaware corporation with offices at 12255 El Camino Real, Suite 250, San Diego, CA 92130, each on behalf of itself and its affiliates (individually and collectively referred to hereafter as “Cardium”), and Source One Global Partners, LLC, an Illinois limited liability company with offices at 445 E. Illinois, Suite 345, Chicago, IL 60611 (“SourceOne”). Cardium and SourceOne are each referred to as a party and collectively parties to this Agreement.

Cardium desires to acquire from SourceOne a license to develop a portfolio of products and to jointly develop products with SourceOne (the “Schedule A Products,” “Schedule B Products,” “Technology Products” and “Joint Products” described below, collectively “Licensed Products”) for commercialization worldwide by Cardium and/or its agents, affiliates and transferees, and SourceOne is willing to license technology to Cardium and jointly develop products with Cardium as provided herein.

NOW, THEREFORE, for good and valuable consideration, the parties, intending to be bound legally, agree as follows:

1.       Definitions

The terms “commercialize,” “commercialization” and related terms as used herein refer to, without limitation, developing, making, have made, import, use, offer to sell, sell, or have sold a product or technology.

The term “Customer Service” as used herein refers to the provision of service to customers before, during and/or after the purchase of Licensed Product, including but not limited to a call center where customers can purchase Licensed Product, seek information about Licensed Product, or seek redress regarding a Licensed Product related problem.

The term “Distribution” as used herein refers to the shipment of product to customers or resellers and the associated billing and collection of revenue from the sales of Licensed Product.

The term “Excess Budget” as used herein refers to any portion of a Product Development Budget (including any amounts set forth in a Supplemental Product Development Budget) that exceeds Three Hundred and Sixty Thousand Dollars ($360,000).

The term “Excess Contribution” as used herein refers to, with respect to a Joint Product, any portion of the Joint Product Contribution that exceeds Three Hundred and Sixty Thousand Dollars ($360,000).

The term “Fulfillment” as used herein refers to the process whereby Licensed Product is sent to a person who has ordered or purchased Licensed Product. A person may include a consumer or reseller of Licensed Product.

The term “Joint Product Contribution” as used herein refers to, with respect to a Joint Product, the combined amounts of the Product Development Contribution and Market Development Contribution for that Joint Product.

The term “Marketing” as used herein refers to the process of promoting and delivering product from the manufacturer to the consumer. Marketing includes advertising, packaging, Fulfillment, and Distribution.

The term “Marketing Costs” as used herein refers to costs incurred from Marketing activities.

The term “Medical Food” as used herein refers to a medical food as defined under Section 5 of the U.S. Orphan Drug Act, as may be amended from time to time, or under any foreign laws or regulations related to the use of medical foods, including, without limitation any food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.

The term “Nutraceuticals” as used herein refers to articles promoted and/or confirmed to provide potential health or medical benefits other than Pharmaceuticals, including without limitation a food or food product to provide health and medical benefits, such as isolated nutrients, dietary supplements, and herbal products.

The term “Pharmaceutical” as used herein refers to a drug as defined and regulated in accordance with the U.S. Federal Food, Drug, & Cosmetics Act (“FD&C Act”), or under any foreign laws or regulations related to the use of pharmaceuticals including, without limitation, articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease; or articles, other than foods, intended to effect the structure or any function of the body of man or other animals.

The term “Product Development” as used herein refers to any activity prior to Product Launch related to developing a Joint Product for commercial profitability including, without limitation, design, formulation, product development, testing, clinical trials, regulatory approval, and the manufacture of Product for testing, development, and launch.

The term “Product Development Contribution” as used herein refers to any contribution from the parties pursuant to a Product Development Budget or Supplemental Product Development Budget for Product Development and/or Product Development Costs related to a Joint Product including, capital contributions, the fully burden cost of employee hours, the cost of goods contributed, third party expenses or consulting costs, and any other expenses.

The term “Product Development Costs” as used herein refers to any cost incurred from activities related to Product Development.

The term “Product Launch” as used herein refers to activities related to the initial launch and marketing of a Joint Product following its completion and any necessary approval for sales.

The term “Product Standards” as used herein refers to any applicable quality standards or manufacturing practices required by the FDA and set forth in the FD&C Act or FDA Regulations (including without limitation 21 CFR 210 and 211) and/or applicable foreign laws or regulations related to the production and testing of Pharmaceutical, Nutraceutical, or Medical Food products or their ingredients, and the corresponding requirements of each applicable Regulatory Authority and their foreign equivalents.

The term “Release Value” as used herein refers to the fifteen (15) day volume weighted average trading price of Cardium common stock as of the date that Cardium provides notice to SourceOne of the designation of a Joint Product.

The term “Release Date Value” as used herein refers to the Release Value of Licensed Equity at the time of its release from escrow.

The term “SourceOne Technology” as used herein refers to any and all technology and intellectual property rights (including without limitation patents, patent applications and unpatented inventions, as well as trade secrets, know-how, data and other technical or commercially useful information) which SourceOne or its affiliates now own, in-license or otherwise have rights to and is relevant to or useful for the Product Development and/or commercialization of any Nutraceutical, Pharmaceutical, or Medical Food product or any Licensed Product. SourceOne Technology includes, but is not limited to, Vesisorb®, and technology relevant to or useful for the Product Development and/or commercialization of products and technologies listed on Appendix A attached hereto.

The term “Working Capital” as used herein refers to capital that is used to fund the ongoing operations of a business.

2.      Technology and Product License.

(a)      SourceOne hereby grants to Cardium a license (the “Technology and Product License”) to commercialize Licensed Products using any SourceOne Technology on the terms and conditions contained in this Agreement.

(b)      Under the Technology and Product License, Cardium shall have the non-exclusive rights, subject to any Conflicting Third Party Contract (as provided below), to commercialize products it may select from time to time from Source One’s science based products, proprietary formulas and ingredients listed on Appendix A, and optionally incorporating SourceOne Technology (“Schedule A Products”), which may be branded and marketed as MedPodium or Cardium products or such other brand as Cardium or its sublicensee may determine.

(c)     Under the Technology and Product License, Cardium shall have the exclusive rights, subject to any Conflicting Third Party Contract (as provided below), to commercialize up to five (5) products derived from or including SourceOne Technology for use as or in a Pharmaceutical and/or Medical Food (“Schedule B Products”), which may be branded and marketed as MedPodium or Cardium products or such other brand as Cardium may determine.

(d)     Under the Technology and Product License, Cardium shall receive the exclusive rights, subject to any Conflicting Third Party Contract (as provided below), to commercialize up to five (5) products derived from or including SourceOne Technology (“Technology Products”), which may be branded and marketed as MedPodium or Cardium products or such other brand as Cardium may determine.

(e)     Under the Technology and Product License, Cardium shall receive the exclusive rights to commercialize Joint Products as defined in Section 5 of this Agreement.

(f)      Right of First Refusal of New Products. During the term of this Agreement, in the event SourceOne receives a bona fide offer from a third party to commercialize a SourceOne Technology (a “New Product”), and Cardium has not yet selected all five (5) Schedule B Products and all five (5) Technology Products, SourceOne shall promptly notify Cardium of the offer and whether or not it intends to negotiate with the offeror, making all relevant information related to the offer and SourceOne available to Cardium (“New Product and Terms Notice”). If Cardium does not designate in writing the New Product as a Schedule B Product or Technology Product, as the case may be, within (30) calendar days of receipt of the New Product and Terms Notice, SourceOne will be free to commercialize the New Product in accordance with the terms set forth in the New Product and Terms Notice.

(g)      SourceOne represents and warrants that it has all legal rights to develop, make, have made, license, sublicense, use, sell distribute or otherwise commercialize all of the SourceOne Technology including but not limited to technology related to or useful in connection with the manufacture and/or commercialization of products listed on Appendix A. SourceOne further represents and warrants that it is able to procure and provide in commercial quantities and quality all of the SourceOne Technology listed on Appendix A and that SourceOne Technology can and will be provided to Cardium free and clear of any limitations or encumbrances that might reduce or impair Cardium’s ability to commercialize such technology in accordance with this Agreement.

(h)      Cardium, in its sole discretion, may elect to purchase ingredients for any Licensed Product from SourceOne. SourceOne agrees to supply such ingredients to Cardium at the lowest possible cost that SourceOne can obtain such ingredients from third party suppliers (“Cost”) plus a profit margin (the “Margin”) that is the lesser of (i) seven percent (7%) or (ii) the lowest profit margin charged to third parties for similar or analogous products or ingredients. SourceOne represents and warrants that all ingredients supplied pursuant to this Agreement will comply with the relevant Product Standards.

(i)       In the event that the current terms of a third party contract prevent SourceOne from being able to supply an ingredient to Cardium (a “Conflicting Third Party Contract”), SourceOne shall provide Cardium with a copy of such Conflicting Third Party Contract and will at Cardium’s request at any time thereafter use its commercially reasonable efforts to obtain an amendment of the agreement to allow for such supply to Cardium.

3.      Technology and Product License Fee.

(a)      In connection with SourceOne’s grant of the Technology and Product License as provided above, Cardium shall pay to SourceOne an upfront license fee (the “Technology and Product License Fee”) with good and valuable consideration in the form of shares of Cardium common stock representing Seven Hundred and Fifty Thousand Dollars ($750,000) (“License Equity”), the value per share to be calculated by the greater of (i) the fifteen (15) day volume weighted average trading price of Cardium common stock as of the date of the Closing, or (ii) $0.50 per share and subject to certain restrictions as set forth below.

(b)      The License Equity shall be granted in accordance with the terms of the License Equity Stock Transfer Agreement attached as Exhibit 1. Transfer of the License Equity is subject to the requirements of Rule 144 of the Securities Act of 1933 (“Rule 144”) and a lock up agreement between the parties such that no shares of the Licensed Equity shall be transferable to third parties for a period of six (6) months from the Closing as defined hereunder. The License Equity will held in escrow pursuant to the terms of the License Equity Escrow Agreement attached as Exhibit 2. Upon notice of designation of each Joint Product (up to ten (10) Joint Products) the escrow agent will be instructed to release to SourceOne a number of License Equity shares with a Release Value approximately equal to the lesser of (i) One Hundred and Ten Thousand Dollars ($110,000) or (ii) the total Release Value of all remaining shares of License Equity held in escrow. Any License Equity still held in escrow after four years from the Closing will be divided evenly between SourceOne and Cardium with half of the remaining shares being released to SourceOne and the other half of the remaining shares being released to Cardium to cancel, hold, or sell at its election.

4.      Equity Cross Investment

(a)      Cardium will purchase an option to acquire a Fifteen Percent (15%) ownership interest in SourceOne (calculated on a fully-diluted basis) (the “Option”) at the Closing. Cardium will purchase the Option for the price of Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Option Consideration”) and SourceOne will apply such amount to the purchase from Cardium of One Million Five Hundred Thousand (1,500,000) shares of Cardium’s common stock (“Cross Investment Equity”), the value per share of the Cardium stock to be calculated by the greater of (i) the fifteen (15) day volume-weighted average closing price of Cardium stock as of the date of closing, or (ii) $0.50 per share. The sale and transfer of the Cross Investment Equity shall be subject to certain restrictions as set forth below.

(b)      The Cross Investment Equity will be available for sale and trade subject to Rule 144 and the following schedule: (i) the first tranche, of 25% of the Cross Investment Equity (up to 375,000 shares), will be available for sale and transfer six (6) months from the Closing;

(ii) a second tranche of shares, consisting of 25% of the Cross Investment Equity (up to 375,000 shares), will be available for sale and transfer nine (9) months from the Closing; (iii) a third tranche of shares, consisting of 25% of the Cross Investment Equity (up to 375,000 shares), will be available for sale and transfer twelve (12) months from the Closing; and (iv) a fourth and final tranche of shares, consisting of 25% of the Cross Investment Equity (up to 375,000 shares), will be available for sale and transfer eighteen (18) months from the Closing. All Cross-Investment Equity may be used by SourceOne to fund ordinary Working Capital. All Cross Investment Equity will be granted in accordance with the terms of the Cross Investment Equity Stock Transfer and Option Purchase Agreement and deposited with an escrow agent pursuant to the Cross Investment Equity Escrow Agreement attached as Exhibit 3 and Exhibit 4 respectively.

5.       Joint Products

 (a)      SourceOne will, as requested by Cardium, apply its commercially reasonable efforts to jointly develop with Cardium (i) up to five (5) products employing SourceOne Technology, through an appropriate FDA registration pathway with properly designed and powered clinical studies to secure or support relevant clinical claims (e.g. as a Medical Food or Pharmaceutical) and (ii) up to five (5) products employing SourceOne Technology for Nutraceutical channels (“Joint Product”) Each Joint Product will be designated by Cardium in writing, and may be branded and marketed as MedPodium or Cardium products or such other brand as Cardium may determine. Except as otherwise set forth in this Section 5, and the provision of information related to Prospective Products as provided under Section 9, Cardium shall be solely responsible for the Product Development of Joint Products, and shall own all regulatory applications, filings, approvals and licenses for each Joint Product. SourceOne will contribute Ninety Thousand Dollars ($90,000) (the “SourceOne Capital Contribution”) to the development of each Joint Product and shall use its commercially reasonable best efforts to advise and provide technical assistance to Cardium in the development of Joint Products.

 (b)      Upon designation of a Joint Product, Cardium will provide to SourceOne notice of such designation and a plan setting forth the tasks needed for the development of the Joint Product and the number of hours and party assigned to each task (“Work Plan”). SourceOne will reasonably cooperate as requested by Cardium in the development of the Work Plan. Cardium will also provide to SourceOne a budget for the projected Product Development Costs of the Joint Product, including the projected Product Development Contribution required for the development of the Joint Product (the “Product Development Budget”). SourceOne will have forty five (45) days after receipt of the Product Development Budget to provide to Cardium the SourceOne Capital Contribution for such Joint Product, provided that the total amount of all SourceOne Capital Contributions will not exceed the cumulative Release Date Value of all License Equity released from escrow. If at any time during the development of a Joint Product it is determined that additional capital is required in excess of that projected in the Product Development Budget, Cardium will provide to SourceOne a supplemental Product Development Budget (“Supplemental Product Development Budget”) including the amount of further capital required. SourceOne will have the option but not an obligation to contribute up to 25% of the capital required for any Excess Budget (“Excess Budget Contribution”), if SourceOne provides Cardium notice of intent to make such a contribution within thirty (30) days of receipt of the Product Development Budget (or Supplemental Product Development Budget) and does contribute such capital within ninety (90) days of the date the capital is projected to be spent under the Product Development Budget (or Supplemental Product Development Budget), with the amount of any such contribution calculated into the SourceOne profit share as described below. If SourceOne fails to contribute 25% of the capital required for any Excess Budget of a Joint Product, SourceOne’s right to make any future Excess Budget Contribution for that Joint Product will be waived.

 (c)      “Profit” shall mean, with respect to sales of a Joint Product in a calendar quarter, all actual invoiced sales of a Joint Product sold by Cardium, its affiliates or their respective sublicensees in such calendar quarter less (i) the costs of goods sold as determined in accordance with GAAP; (ii) Marketing Costs allocable to sales of the Joint Product; (iii) reasonable general administrative and overhead costs allocable to the Joint Product; (iv) returns, recalls, breakage, uncollected debt, credits or allowances, if any, given or made in the ordinary course of business consistent with past practice; (v) sales, use, value added or other excise taxes, if any, imposed on the sale by any governmental entity; (vi) royalties owed by SourceOne to licensors of SourceOne owned or controlled intellectual property for the sale of such Joint Product by Cardium or its affiliates; and (vii) royalties owed by Cardium to licensors of Cardium owned or controlled intellectual property for the sale of such Joint Product by Cardium or it’s affiliates. Cardium shall pay to SourceOne’s licensor as SourceOne shall direct, the amounts described in clause (vi) above concurrently with SourceOne’s share of Joint Product Profit, and shall pay the amounts described in clause (vii) above directly to the licensors of Cardium.

 (d)      “Loss” shall mean, with respect to sales of a Joint Product in a calendar quarter, the amount that invoiced sales of a Joint Product sold by Cardium, its affiliates or their respective sublicensees in such calendar quarter are exceeded by (i) the costs of goods sold as determined in accordance with GAAP; (ii) Marketing Costs allocable to sales of the Joint Product; (iii) reasonable general administrative and overhead costs allocable to the Joint Product; (iv) returns, recalls, breakage, uncollected debt, credits or allowances, if any, given or made in the ordinary course of business consistent with past practice; (v) sales, use, value added or other excise taxes, if any, imposed on the sale by any governmental entity; (vi) royalties owed by SourceOne to licensors of SourceOne owned or controlled intellectual property for the sale of such Joint Product by Cardium or its affiliates; and (vii) royalties owed by Cardium to licensors of Cardium owned or controlled intellectual property for the sale of such Joint Product by Cardium or it’s affiliates.

 (e)      Within sixty (60) days after the end of each calendar quarter during the term of this Agreement, and within sixty (60) days following the expiration or termination of this Agreement, Cardium shall furnish to SourceOne a written report (the “Quarterly Product Report”) showing in reasonably specific detail as to each Joint Product and on a country-by-country basis, (i) the calculation of Profit or Loss; (ii) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (iii) the exchange rates, if any, used in determining the amount of United States dollars. Within six (6) months after the end of the annual period, Cardium shall also provide to SourceOne a final annual report in which a “true-up” calculation reconciles any additional credits or debits arising during such calendar year that have not previously been accounted for, or were inaccurately accounted for, in the Quarterly Product Reports. All amounts in any such written report shall be expressed in United States dollars. With respect to sales of Joint Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US $1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

 (f)       Beginning in the first quarter in which Product Launch occurs and in each quarter thereafter, in the event of a Loss with respect to a Joint Product, and provided that SourceOne has not waived the right to make an Excess Budget Contribution for that Joint Product, SourceOne may elect to make a contribution (“Market Development Contribution”) of up to 25% of the amount of the Loss, the funds for which shall be provided to Cardium within thirty (30) days of SourceOne’s receipt of the Quarterly Product Report. If SourceOne fails to make a Market Development Contribution of the full 25% of any Loss, SourceOne’s right to make any future Market Development Contributions for that Joint Product will be waived. Any Loss not compensated for by a Market Development Contribution from SourceOne will be considered a Market Development Contribution by Cardium.

 (g)      Profits from a Joint Product will be divided 25% to SourceOne and 75% to Cardium, provided that no Excess Contribution was used or incurred for the Joint Product. If an Excess Contribution was used or incurred for the Joint Product and SourceOne contributed less than 25% of the total Joint Product Contribution to that Joint Product (e.g. as a result of opting out of or providing less than 25% of any Excess Budget or Market Development Contribution), SourceOne’s share of the Profits shall be adjusted to the percentage of the total Joint Product Contribution it had contributed for the Joint Product (the “Amended Profit Share Percentage”), which shall be subject to future adjustments in the event of any future quarterly Loss. Profits will be payable by Cardium sixty (60) days following the end of each financial quarter in which such Profits were realized. The Joint Product Contribution of each party will be calculated as of the last day of the quarter in which the Profits were realized.

 (h)      Upon the written request of SourceOne and not more than once in each calendar year, Cardium shall permit an independent certified public accounting firm of nationally recognized standing, selected by SourceOne and reasonably acceptable to Cardium, at SourceOne’s expense, to have access during normal business hours to such of the records of Cardium as may be reasonably necessary to verify the accuracy of the payment reports hereunder for any year ending not more than twenty four (24) months prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, then the parties agree to meet and discuss the calculation of the additional amounts. If it is determined that Cardium still owes the additional amounts, then Cardium shall pay such additional amounts within thirty (30) days of the date SourceOne delivers to Cardium such accounting firm’s written report so concluding.

 (i)       All payments by a party to the other party under this Agreement shall be paid in United States dollars and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as the payee shall designate.

 (j)      SourceOne shall exercise commercially reasonable care to maintain any licenses which cover a Joint Product, and or its sale, offer for sale, distribution, promotion, importation, exportation, or use, in good standing, and SourceOne shall promptly notify Cardium if any such license is terminated.

6.       Intellectual Property.

 (a)      Limited Trademark License.  Subject to the terms of this Agreement, SourceOne hereby grants to Cardium and any of its sublicensees the right to use any trademark owned, licensed, or controlled by SourceOne in connection with the promotion, Marketing, advertising, or commercialization of any Licensed Product.

 (b)      Product Names and Logos.  All original trademarks, including names and logos created and used to market Licensed Product shall be exclusively owned by Cardium (“Trademarks”). Nothing contained in this Agreement shall grant to SourceOne any right, title or interest in the Trademarks, whether or not specifically recognized or perfected under applicable laws, and SourceOne irrevocably assigns to Cardium all such right, title, and interest, if any, in any Trademarks.

 (c)      Notification of Infringement and Enforcement.  SourceOne shall notify Cardium of any infringement or misuse of the Trademarks of which SourceOne becomes aware. Cardium shall be solely responsible for prosecution and enforcement of any infringement of the Trademarks.

 (d)      Patents.  Any invention created or conceived during the development of any Licensed Product will be the exclusive property of Cardium. SourceOne hereby assigns any such invention to Cardium and SourceOne agrees to execute any documents requested to effect and/or record such an assignment to Cardium, and to secure patent protection thereon in the United States or any foreign jurisdiction.

7.       Non-Compete. During the term of this Agreement, SourceOne will not promote, sell, license, or sublicense, any product that competes with any Schedule B Product, Technology Product, or Joint Product.

8.       Third Party Contractors. Cardium may select and contract with third parties to handle manufacturing, clinical trials, Fulfillment, Distribution, Marketing, Customer Service or any other task relating to any Licensed Product.

9.       Associated Technical Cooperation and Assistance for Licensed Products. Upon the written request of Cardium in connection with a potential Licensed Product (“Prospective Product”), SourceOne shall provide Cardium with all requested technical cooperation and assistance to enable a full and complete assessment of: (i) the characteristics of the Prospective Product, including without limitation its ingredients and their sources, formulation, costs of production and potential uses relative to competitive products (“Product Characteristics”); (ii) the Prospective Product’s safety and risk profile relative to potential uses as reflected in any corresponding product complaints or reports (the “Product Safety Profile”); (iii) the means and cost of potential modifications of the Prospective Product selected by Cardium; and (iv) any other information related to or useful for the effective Product Development and/or commercialization of the Prospective Product by Cardium or its transferee.

10.      Adverse Reaction Reporting.  SourceOne shall keep Cardium informed of information in its possession or coming into its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents of severity thereof associated with commercial and clinical uses, studies, investigations or tests of SourceOne Technology, whether it relates to a Prospective Product or a Licensed Product. Cardium shall be responsible for any required filing with the FDA of any adverse reaction reports that Cardium receives regarding any Licensed Product.

11.      Advisory Board.        SourceOne will cooperate with Cardium to establish and operate an advisory board of three to five advisors acceptable to Cardium and having relevant experience and expertise related to the development and commercialization of Nutraceutical, Pharmaceutical and Medical Food products. The Advisory Board may be requested by Cardium to advise on any aspects related to the development of Prospective Products or Licensed Products including, without limitation, advising on medical need, scientific validity of ingredients, clinical pathway, appropriate study design and end points, as well as market analysis and competitive landscape. The Advisory Board shall have no authority to bind the parties pursuant to any aspect of this agreement or any other obligations of the parties.

12.      Market and Brand Development.  SourceOne will use its commercial best efforts to provide Cardium with the benefit of SourceOne’s extensive network and nutraceutical and marketing expertise in support of Cardium initiatives and/or joint initiatives including providing marketing and technical assistance to Cardium, securing expert advice and representation, assisting and advising on publication initiatives and international strategies, presenting and displaying Licensed Product in SourceOne booths at trade shows, and allowing Cardium the option of having employees or other representatives present in SourceOne booths at trade shows.

13.      Right to Last Offer.    During the term of this Agreement, in the event that SourceOne receives a bona fide offer to acquire all or a portion of its business, SourceOne shall promptly notify Cardium of the offer and whether or not it intends to negotiate with the offeror, making all relevant information related to the offer and SourceOne available to Cardium. In the event that SourceOne and the offeror proceed to negotiate, SourceOne shall, before committing in any way to pursue or to close the potential purchase transaction, provide Cardium with the opportunity to acquire SourceOne on substantially the same terms as the potential buyer has offered to SourceOne. Cardium shall have thirty (30) calendar days time within which to complete any reasonably requested due diligence and to accept the offer on such agreed terms, and if Cardium declines or otherwise fails to accept the offer on such terms, SourceOne would be free to complete the transaction on the terms as presented to Cardium.

14.      Right to Participate in Future Equity Sales.    During the term of this Agreement, in the event SourceOne receives a bona fide offer to purchase equity or other ownership interest in SourceOne, SourceOne shall promptly notify Cardium of the offer and whether or not it intends to negotiate with the offeror, making all relevant information related to the offer and SourceOne available to Cardium. In the event that SourceOne and the offeror proceed to negotiate, SourceOne shall, before committing in any way to pursue or to close the potential transaction, provide Cardium with the opportunity to purchase equity or other ownership interest on substantially the same terms as the potential investor has offered to SourceOne. Cardium shall be given thirty (30) calendar days time within which to complete any reasonably requested due diligence and, at its sole discretion, to invest in SourceOne on the same terms as the other investors.

15.     Confidentiality.

 (a)      To assure the protection and preservation of confidential and/or proprietary information to be disclosed or made available by one party (the “Disclosing Party”) (including without limitation its or its affiliate’s officers, employees, consultants, advisors, affiliated personnel and other recipients of its own or its affiliate’s or third-party confidential and/or proprietary information) to the other party (the “Recipient”) in connection with the business dealings between the parties pursuant to this Agreement (hereinafter collectively referred to as the “Relationship”), each party agrees to hold the Confidential Information of the other party in trust and confidence and not to use or disclose such Confidential Information except (i) to those of its employees or consultants who are involved in performing services in connection with this Agreement or the development of Licensed Products, and are under an obligation of confidentiality that would protect such information, (ii) to third parties who are involved in performing services in connection with this Agreement or the development of Licensed Products, and are under an obligation of confidentiality that would protect such information, (iii) by either party to any governmental or regulatory authorities as contemplated by the terms hereof in connection with Licensed Products manufactured or sold under this Agreement or (iv) as otherwise approved by the Disclosing Party in writing. All Confidential Information, including all copies thereof, shall remain the property of the Disclosing Party, and shall be returned to the Disclosing Party or destroyed (completion of which Recipient shall acknowledge in writing if requested) upon the earlier of the following: (i) the Disclosing Party’s request for such return or destruction; or (ii) termination of the Relationship.

  (b)      “Confidential Information” shall be deemed to include (except as otherwise noted below) any information provided by the Disclosing Party to Recipient, including without limitation any process or technique, any composition of matter, design, plan or formula, any results, or any other information relating to any conception, research or development project, product or product candidate, clinical or other study protocol, manufacturing or marketing, servicing, financing or personnel matter, relating to the Disclosing Party, its present or future products or techniques, sales, suppliers, customers, employees, consultants, academic or corporate collaborators, assignors or licensors, investors or business, whether in oral, written, graphic or electronic form.

 The term “Confidential Information” shall not be deemed to include information to the extent that Recipient can establish by competent written proof that the information:

(i)	Was already in the public domain at the time of its disclosure by the Disclosing Party;

(ii)	After disclosure, became part of the public domain by publication or otherwise, except by (i) breach of this Agreement by Recipient or (ii) disclosure by any person, company or affiliate having an obligation of confidentiality to the Disclosing Party or an affiliate with respect to the information;

(iii)	Was already in Recipient’s possession at the time of disclosure by Disclosing Party;

(iv)	Was received by Recipient from a third party who had the lawful right to disclose the Confidential Information and who had not obtained the Confidential Information either directly or indirectly from Disclosing Party; or

(v)	Was required by law or governmental regulation to be disclosed.

In the event that Confidential Information is required to be disclosed pursuant to subsection (v), Recipient shall notify Disclosing Party sufficiently in advance of any proposed disclosure to allow the Disclosing Party to assert whatever exclusions, exemptions or protective treatments may be available to it under such law or regulation. In the event disclosure is required by law or regulation, Recipient will disclose only the minimum amount of Confidential Information required by such law or regulation. In addition, specific Confidential Information shall not be deemed to be in the public domain nor in Recipient’s possession simply as a result of broader or related information being in the public domain or in Recipient’s possession.

16.    Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:30 a.m. (EST) on December 20, 2011. The Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier.

17.    Corporate Authority.  In addition to any other required approvals, SourceOne will deliver to Cardium, prior to the Closing, 100% approval of this transaction by SourceOne members.

18.    Indemnity By SourceOne.  Except to the extent such claims arise from or are related to the matters identified in Section 19, SourceOne shall indemnify and shall hold harmless Cardium and its affiliates, officers, directors, employees, agents and customers from and against any and all costs (including reasonable legal fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of (i) any breach of this Agreement by SourceOne; (ii) any third party claim or suit related to the negligent or willful misconduct of SourceOne or it affiliates, officers, directors, employees; or (iii) a claim by a third party that the manufacture, importation, or sale of any Licensed Product comprising SourceOne Technology or any component thereof infringes such third party’s intellectual property rights.

19.    Indemnity By Cardium.  Cardium shall indemnify and hold harmless SourceOne and its affiliates, officers, directors, employees, agents and customers from and against any and all costs (including reasonable legal fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of (i) any breach of this Agreement by Cardium or (ii) any third party claim or suit related to the negligent or willful misconduct of Cardium or its affiliates, officers, directors or employees, except and to the extent such claims arise from or are related to the matters identified in Section 18.

20.    Insurance.  Each of SourceOne and Cardium shall maintain in full force and effect during the term of this Agreement comprehensive general liability insurance coverage, including contractual liability and products/completed operations liability coverage, with a minimum of a [Three Million Dollars ($3,000,000)] combined single limit for bodily injury and property damage per occurrence, with a responsible insurance carrier. Such insurance shall be on an occurrence basis; that is, it shall cover any claim made for injuries or damages arising out of an event occurring during the term of the policy regardless of whether the claim is made after the expiration of the term of the policy.

21.    Independent Contractors.  The relationship of Cardium and SourceOne established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either Party the power to direct and control the day-to-day activities of the other, or allow SourceOne to create or assume any obligation on behalf of Cardium for any purpose whatsoever. All financial and other obligations associated with SourceOne’s business are the sole responsibility of SourceOne.

22.    Term.  The initial term of this Agreement shall begin on the Effective Date, and unless earlier terminated by either party as provided under Sections 23 or 24, shall end on the Tenth (10th) anniversary of the Effective Date (the “Initial Term”). This Agreement shall automatically renew for additional one year terms (each a “Renewal Term”) after the end of the Initial Term unless either party gives the other notice of termination (a “Termination Notice”) at least 180 days before the end of the Initial Term or a Renewal Term. The “Term” shall include the Initial Term and all Renewal Terms.

23.    Termination by Cardium.    Cardium may terminate this Agreement:

(a)      If SourceOne breaches any of its material obligations, covenants or conditions that this Agreement requires or contains and SourceOne fails to remedy the breach within 60 days after receipt from Cardium of written notice of the breach; or

(b)      If SourceOne makes an assignment for the benefit of its creditors, commits an act of bankruptcy, or has a receiver appointed (each a “SourceOne Bankruptcy Event”).

(c)      In the event a SourceOne Bankruptcy Event occurs, SourceOne shall be deemed to have granted Cardium a fully-paid, exclusive and transferable royalty-free license to make, have made, import, sell, offer for sale and otherwise commercialize Licensed Products. Any Cross Investment Equity or License Equity held in escrow at the time of the SourceOne Bankruptcy Event will be returned to Cardium.

24.    Termination by SourceOne.    SourceOne may terminate this Agreement:

(a)      If Cardium breaches any of its material obligations, covenants or conditions that this Agreement requires or contains and Cardium fails to remedy the breach within 60 days after receipt from SourceOne of written notice of the breach; or

(b)      If Cardium makes an assignment for the benefit of its creditors, commits an act of bankruptcy, or has a receiver appointed.

25.    Effect of Termination.     Termination of this Agreement shall be without prejudice to any rights that may have accrued to SourceOne or Cardium at the date of termination (including without limitation Cardium’s rights to make, have made, import, sell, offer for sale or otherwise commercialize Licensed Products developed during the term of the Agreement). The provisions of Sections 14-15, 17-19, 23-25, and 27-34 shall survive the termination or expiration of this Agreement.

26.     Force Majeure.     If any party to this Agreement is prevented from performing any of its obligations under this Agreement or is substantially delayed in such performance by reason of any cause beyond its control, including any governmental restrictions, acts of God, crop shortages, riots, war, fire, labor disputes, or other causes of force majeure, it shall be excused from the performance of its obligations effected by the reasons referred to, or from the delay in such performance.

27.     Severability.     If any section or portion of this Agreement violates any applicable law, such section or portion shall be inoperative. If a court of competent jurisdiction rules that any provision set forth in this Agreement is unenforceable, then such provision shall be deemed modified to the extent that, in the court’s opinion, is necessary to make it enforceable. The remainder of the Agreement shall remain valid and shall continue to bind the parties.

28.     Successors and Assigns; SourceOne Purchase Transaction.  This Agreement shall be binding and inure to the benefit of each of the parties and its successors and assigns; provided that SourceOne may not transfer or assign this Agreement without the prior written consent of Cardium, such consent not to be unreasonably withheld or delayed.

29.      Notices.        Any notice or communication that a party may or must give under this Agreement or concerning it shall be in writing. Notice is given when personally delivered or deposited in the U.S. mail, first class, postage prepaid, return receipt requested, directed to the respective parties as follows:

(a)	Notices to Cardium Therapeutics, Inc., MedPodium Health Products, Inc., or MedPodium Health Sciences, Inc., shall be addressed to:

MedPodium Health Sciences, Inc.

Cardium Therapeutics, Inc.

12255 El Camino Real, Suite 250

San Diego, CA 92130

Attn: Tyler Dylan-Hyde

(b)	Notices to SourceOne shall be addressed to:

Source One Global Partners, LLC

445 E. Illinois, Suite 345

Chicago IL, 60611

Attn: Jesse Lopez

Either party may advise the other by notice of changes of address or additional addresses for the giving of notices.

30.      Waiver.     No waiver by a party of any breach, default, or violation of any term, warranty, representation, agreement, covenant, condition, or provision of this Agreement shall constitute a waiver of any subsequent breach, default, or violation of the same or other term, warranty, representation, agreement, covenant, condition, or provision.

31.      Entire Agreement.        This Agreement and the Exhibits attached to this Agreement of even date herewith between Cardium and SourceOne contain all of the terms, warranties, representations, agreements, covenants, conditions, and provisions the parties have agreed upon with respect to the subject matter of this Agreement and merges and supersedes all prior agreements, understandings, and representations relating to such subject matter. This Agreement shall not be altered or changed except by a writing signed by the Chief Executive Officer or Chief Business Officer on behalf of Cardium and by the President of SourceOne.

32.      Dispute Resolution and Governing Law.

  (a)      In order to encourage each party to resolve any dispute without resorting to legal action, the parties agree to submit any dispute between them arising out of this Agreement to mediation before a mutually-agreeable Judicate West mediator handling commercial disputes in San Diego, California prior to the filing of any legal action. In the event that the parties cannot agree on such a Judicate West mediator, then the mediator proposed by each of the parties shall meet and they shall select a mediator to handle the matter. The mediator shall attempt to bring the parties to a mutually-agreeable resolution of the dispute. In the event the parties cannot reach agreement, the mediator shall request confidential position statements from each party, including any additional documentation deemed pertinent by the mediator, and shall thereafter deliver a proposed mediator’s settlement to the parties. Each party shall advance the costs equivalent to one full day of mediation to the mediator prior to the mediation. In the event the parties reach agreement, any excess amount paid shall be returned equally to the parties. In the event the parties do not reach agreement, any excess of amount paid shall be returned to the party whose final proposal as reflected in its position statement is closest to that proposed in the mediator’s settlement, and any amount remaining due shall be paid by the party whose final proposal as reflected in its position statement is furthest from that proposed in the mediator’s settlement.

(b)      This Agreement shall be governed by and construed according to the laws of the State of California, and each party voluntarily submits to the personal jurisdiction of the courts of the State of California, which courts shall have exclusive jurisdiction over any dispute arising out of the construction, interpretation, or enforcement of this Agreement. In order to further encourage each party to resolve any potential dispute without resorting to legal action, any action commenced by SourceOne shall be brought in an appropriate California court located in San Diego, California, any action commenced by Cardium shall brought in an appropriate California court located in San Francisco, California, and each party agrees to submit to the exclusive jurisdiction of such court. Each party further agrees that service of process by U. S. Certified Mail to such party’s address for notices set forth in this Agreement shall be effective service of process with respect to any disputes arising out of this Agreement.

33.    Interpretation.    This Agreement shall be construed as a whole according to the fair meaning of its language and, regardless of who is responsible for its original drafting, shall not be construed for or against either party. The captions of the various sections of this Agreement are included for convenience of reference only and shall in no way effect the construction or interpretation of this Agreement.

34.    Counterparts.  This Agreement may be executed in more than one counterpart, each of which will be an original, and all of which shall be deemed to be one and the same instrument. For this purpose, signature pages transmitted by facsimile or PDF shall be deemed to be original signature pages

[signature page to follow]

IN WITNESS WHEREOF, each party has executed this Agreement on the day and year first above written.

SOURCE ONE GLOBAL PARTNERS, LLC

By:	/s/ Jesse Lopez
Jesse Lopez, President, CEO and Manager

CARDIUM THERAPEUTICS, INC.
MEDPODIUM HEALTH SCIENCES, INC.
MEDPODIUM HEALTH PRODUCTS, INC.

By:	/s/ Tyler Dylan-Hyde
Tyler Dylan-Hyde, Chief Business Officer

APPENDIX A

CoQsource® Coenzyme Q10

200	Q10 Ubiquinone (50, 100, 120, 200mg)

201	20% Q10 Ubiquinone

202	QH-Ubiquinol (50, 100, 120, 200mg)

203	20% QH-Ubiquinol

204	Q10 Ubiquinone Stickpack (50mg/Pack)

205	Q10 Ubiquinone Powder (35mg/g)

206	Q10 Ubiquinone Powder(100mg/g)

207	10% Q10 Ubiquinone Beverage Premix

Also available in various proprietary formulas.

OmegaChoiceTM Omega-3 EPA/DHA

TRIGLYCERIDES

310	TG 18:12

311	TG 33:22

312	TG 35:25

313	TG 65:10

314	TG 35:35

315	TG 12:48

316	TG 28:28

317	TG 10:80

318	TG 30:20

319	TG 30:20

ETHYLESTERS

320	EE 65:10

321	EE 10:80

322	EE 33:5

323	EE 33:22

Also available in various proprietary formulas and custom formulations

Award Winning CholesstrinolTM Formulas

3021	5% PMF Citrus Flavonoids & 5% Palm Tocotrienols

3022	40 % PMF Citrus Flavonoids & Palm Tocotrienols

3023	5% PMF Citrus Flavonoids& 5% Palm Tocotrienols & 5% Q10 Ubiquinone

3024	5% PMF Citrus Flavonoids & 5% Palm Tocotrienols & 50% Omega-3 EE

3025	5% PMF Citrus Flavonoids & 5% Palm Tocotrienols & Plant Sterols

Cardiokinase®

1510	Nattokinase PN20K

1520	Nattokinase / PS

Vitamin D

2510	Vitamin D

2511	Vitamin D-sorbTM, 12,500 IU

2512	Vitamin D-sorbTM, 500 IU

2513	Vitamin D-sorbTM, 2,000 IU

Resveratrol

910	Resveratrol

911	Vineatrol

High Potency Citrus Extracts

810	90% PMF-sourceTM Citrus Flavonoids

811	5% PMF-sourceTM Citrus Flavonoids

812	HO-PMF-sourceTM Citrus Flavonoids

813	Citrus Limonoids

814	Eriocitrin-sourceTM

815	Apigenin

816	Diosmin

817	Naringin

818	Naringenin

819	Neohesperidin

820	Persicogenin

821	Rutin

822	Quercetin

Also available in various proprietary formulas.

Proprietary Formulas

3010	10% Q10 Ubiquinone & 5% Palm Tocotrienols

3011	10% Q10 Ubiquinone & 10% QH-Ubiquinol

3012	10% Q10 Ubiquinone & 50% Omega-3 EE

3013	5% Q10 Ubiquinone & 50% Omega-3 EE Liquid

3014	50% Omega-3 & 5% Citrus Flavonoids

3015	50% Omega-3 & 5% Citrus Flavonoids & 5% Q10 Ubiquinone

3016	Tongkat Ali-SourceTM with Q10 Ubiquinone

3017	Tongkat Ali-SourceTM with PMF Citrus Flavonoids

3018	Tongkat Ali-SourceTM with PMF Citrus Flavonoids + Q10

3019	Tongkat Ali-SourceTM with Q10 Ubiquinone + MCT

TocoSource® Tocotrienols

410	10% Palm Tocotrienols

411	30% Palm Tocotrienols

412	50% Palm Tocotrienols

413	70% Palm Tocotrienols

414	90% Palm Tocotrienols

415	50% Annatto Tocotrienols

Also available in various proprietary formulas.

SterolSource® Phytosterols

1310	SterolSource® Plant Sterols

Also available in various proprietary formulas.

GammaSource® Tocopherols

500	10% Mixed Tocopherols

501	70% Mixed Tocopherols

502	30% Mixed Tocopherols

503	90% Mixed Tocopherols

504	30% D-Gamma Tocopherol

505	50% D-Gamma Tocopherol

506	90% D-Gamma TocopheroL

Cardio E® Naturally Balanced E Isomers

600	10% Cardio E® Naturally Balanced E Isomers

601	Cardio EW Naturally Balanced E Isomers

L-Carnitine

2610	SynergyCTM L-Carnitine Phytate

Tongkat Ali-SourceTM

710	Tongkat Ali-SourceTM

711	Tongkat Ali-SourceTM High Potency

Also available in various proprietary formulas.

Phytonutrients

1130	Olive Leaf Extract

1140	Rhamnose

Chonodroitin

1510	Chondroitin 90

Red Yeast

1700	Red Yeast Rice

EXHIBIT 1

License Equity Stock Transfer Agreement

LICENSE EQUITY STOCK TRANSFER AGREEMENT

This License Equity Stock Transfer Agreement (“Agreement”) dated December 20, 2011, is made and entered into by and between Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”) and Source One Global Partners, LLC, an Illinois limited liability company (“SourceOne”) with respect to the following facts:

A.        This Agreement is being entered into in connection with that certain Strategic Partnership Agreement dated as of December 20, 2011 (the “Strategic Partnership Agreement”) by and between Cardium, MedPodium Health Sciences, Inc., and SourceOne.

B.        In connection with the Strategic Partnership Agreement, Cardium has agreed to pay SourceOne a Technology and Product License Fee of Seven Hundred and Fifty Thousand Dollars ($750,000) in the form of One Million Five Hundred Thousand (1,500,000) shares of Cardium’s common stock (individually and collectively referred to herein as the “Shares”) at a purchase price of Fifty Cents ($0.50) per share.

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained herein and in the Strategic Partnership Agreement, and intending to be legally bound, the parties agree as follows:

1.       Sale and Purchase of Stock. Cardium hereby sells to SourceOne and SourceOne hereby purchases from Cardium the Shares, subject to the terms, conditions, acknowledgments, representations and warranties stated herein.

2.       Lock Up. In addition to restrictions on transfer imposed under federal and state securities laws, the Shares shall be held in escrow subject to the terms of the License Equity Escrow Agreement and may not be sold or transferred until released from escrow.

3.       Cardium Representations. Cardium hereby makes the following acknowledgments, representations and warranties to SourceOne:

(a)        Cardium is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted, and to own and operate the properties and assets now owned and operated by it.

(b)        The issuance of the Shares has been duly authorized by all necessary corporate action of Cardium and does not conflict with the terms of the bylaws, certificate of incorporation or material agreements of Cardium.

4.       SourceOne Representations. SourceOne hereby makes the following acknowledgments, representations and warranties to Cardium:

(a)        SourceOne is an “accredited investor” as that term is defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the California Corporate Securities Law of 1968, as amended (the “Law”).

(b)        An investment in the Shares is speculative and involves substantial risk, including the risk that SourceOne may lose all amounts subscribed.

(c)        SourceOne is purchasing the Shares with its own funds, for its own account and for investment purposes only and has no present intention, agreement or arrangement for the distribution, sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition, or subdivision, of the Shares.

(d)        The Shares have not been registered under the Securities Act, or qualified under the Law, on the grounds, among others, that no distribution or public offering of Cardium’s common stock is to be effected and such common stock is being issued by Cardium without any public offering within the meaning of section 4(2) of the Securities Act and section 25102(f) of the Law. SourceOne understands that Cardium is relying in part on SourceOne’s representations herein for purposes of claiming the exemption from registration under the Securities Act provided by section 4(2) thereof and the exemption from qualification under the Law provided by section 25102(f) thereof.

(e)        SourceOne’S overall commitment to investments that are not readily marketable is not disproportionate to SourceOne’s net worth, and SourceOne’s investment in the Shares will not cause such overall commitment to become excessive. SourceOne has adequate means of providing for its financial requirements, both current and anticipated, and has no need for liquidity in this investment. SourceOne can bear and is willing to accept the economic risk of losing its entire investment in the Shares.

(f)        SourceOne acknowledges that the sale of the Shares has not been accompanied by the publication of any advertisement or by any general solicitation.

(g)        SourceOne has had the opportunity to ask questions of, and receive answers from, Cardium and its officers, directors and employees concerning Cardium, the creation or operation of Cardium and the terms and conditions of the offering of the Shares, and to obtain any additional information deemed necessary. SourceOne has been provided with all materials and information requested by it.

(h)        SourceOne hereby certifies it has such knowledge and experience in financial and business matters (including experience within the industry in which Cardium conducts and proposes to conduct its business) and that it is capable of evaluating the merits and risks of an investment in Cardium.

(i)        SourceOne has conducted, and is relying exclusively on its own investigation and review of Cardium and its current and proposed business, management, properties and financial condition and the terms and conditions of the sale of the Shares contemplated herein. SourceOne is thoroughly familiar with all such matters.

5.       Restricted Securities.  The Shares will be “restricted securities” as that term is defined in Rule 144 under the Securities Act, and the Shares must be held indefinitely unless they are subsequently registered or qualified under the Securities Act, the Law and other applicable securities laws or that exemptions from such registration or qualification are available. Cardium is not under any obligation to register Shares under the Securities Act or to comply with the

Regulation A or any other exemption if Rule 144 is not available for sales of Shares. Each certificate representing Shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) in substantially the form set forth below, which legend restricts the disposition of Shares otherwise than in accordance with this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO THE ISSUER AND CONCURRED IN BY THE ISSUER’S COUNSEL, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THAT SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.

6.      Dispute Resolution and Governing Law.

(a)    In order to encourage each party to resolve any dispute without resorting to legal action, the parties agree to submit any dispute between them arising out of this Agreement to mediation before a mutually-agreeable Judicate West mediator handling commercial disputes in San Diego, California prior to the filing of any legal action. In the event that the parties cannot agree on such a Judicate West mediator, then the mediator proposed by each of the parties shall meet and they shall select a mediator to handle the matter. The mediator shall attempt to bring the parties to a mutually-agreeable resolution of the dispute. In the event the parties cannot reach agreement, the mediator shall request confidential position statements from each party, including any additional documentation deemed pertinent by the mediator, and shall thereafter deliver a proposed mediator’s settlement to the parties. Each party shall advance the costs equivalent to one full day of mediation to the mediator prior to the mediation. In the event the parties reach agreement, any excess amount paid shall be returned equally to the parties. In the event the parties do not reach agreement, any excess of amount paid shall be returned to the party whose final proposal as reflected in its position statement is closest to that proposed in the mediator’s settlement, and any amount remaining due shall be paid by the party whose final proposal as reflected in its position statement is furthest from that proposed in the mediator’s settlement.

(c)    This Agreement shall be governed by and construed according to the laws of the State of California, and each party voluntarily submits to the personal jurisdiction of the courts of the State of California, which courts shall have exclusive jurisdiction over any dispute arising out of the construction, interpretation, or enforcement of this Agreement. In order to further encourage each party to resolve any potential dispute without resorting to legal action, any action commenced by SourceOne shall be brought in an appropriate California court located in San Diego, California, any action commenced by Cardium shall brought in an appropriate California court located in San Francisco, California, and each party agrees to submit to the exclusive jurisdiction of such court. Each party further agrees that service of process by U. S. Certified Mail to such party’s address for notices set forth in this Agreement shall be effective service of process with respect to any disputes arising out of this Agreement.

7.      Attorneys Fees. If any dispute between or among any of the parties hereto or any of their respective affiliates should result in litigation or arbitration, the prevailing party or parties in such dispute shall be entitled to recover from the other party or parties all reasonable fees, costs and expenses of enforcing any right of the prevailing party or parties, including, without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued on the commencement of such proceeding or action and shall be paid whether or not such proceeding or action is prosecuted to judgment. Any arbitration award, judgment or order entered in such proceeding or action shall contain specific provision for the recovery of attorneys’ fees and costs incurred in enforcing such award or judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law. For the purposes of this section, (a) attorneys’ fees shall include, without limitation, fees incurred in post award or post judgment motions, contempt proceedings, garnishment, levy, and debtor and third party examinations, discovery, and bankruptcy litigation, and (b) prevailing party shall mean the party that is determined in the arbitration or other proceeding to have prevailed or who prevails by dismissal, default or otherwise.

8.      Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and it supersedes and replaces any prior agreements, written or oral, regarding the same.

9.      Counterparts.  This Agreement may be executed in more than one counterpart, each of which will be an original, and all of which shall be deemed to be one and the same instrument. For this purpose, signature pages transmitted by facsimile or PDF shall be deemed to be original signature pages.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CARDIUM THERAPEUTICS, INC.

By:
Tyler Dylan-Hyde, Chief Business Officer

SOURCE ONE GLOBAL PARTNERS, LLC

By:
Jesse Lopez, President, CEO and Manager

EXHIBIT 2

License Equity Escrow Agreement

LICENSE EQUITY ESCROW AGREEMENT

This License Equity Escrow Agreement (“Agreement”) dated December 20, 2011, is made and entered into by and among Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), Source One Global Partners, LLC, an Illinois limited liability company (“SourceOne”) and Computershare Trust Company, N.A. (“Escrow Agent”).

A.      This Agreement is being entered into in connection with that certain Strategic Partnership Agreement dated as of December 20, 2011 (the “Strategic Partnership Agreement”) by and between Cardium, MedPodium Health Sciences, Inc. and SourceOne.

B.      In connection with the Strategic Partnership Agreement, Cardium and SourceOne have entered into a License Equity Stock Transfer Agreement, pursuant to which Cardium has agreed to issue to SourceOne and SourceOne has agreed to purchase from Cardium One Million Five Hundred Thousand (1,500,000) shares of Cardium’s common stock (the “Shares”).

C.      Under the terms of the License Equity Stock Transfer Agreement and the Strategic Partnership Agreement, transferred Shares subject to lock up provisions will be held in escrow under the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound, the parties agree as follows:

1.            Escrow of Shares, Voting Rights, Dividends.  Upon the closing of the transactions under the Strategic Partnership Agreement, Cardium shall cause to be issued into the name of Computershare Trust Company, N.A., as Escrow Agent, FBO SourceOne and deposited with the Escrow Agent the Shares. During the period of time in which the Shares are held by the Escrow Agent FBO SourceOne, SourceOne shall be entitled to have the Shares voted pursuant to its instructions. If, after the date of this Escrow Agreement, there is any change in the Shares because of a merger, consolidation or reorganization of Cardium, or if Cardium declares a stock split, reverse stock split or a similar change in the capital structure of Cardium affecting the Shares generally, the amount of the Shares shall be correspondingly adjusted. Any dividends paid in connection with any of the Shares shall be held by the Escrow Agent FBO SourceOne and released to SourceOne in connection with release of the corresponding Shares as provided below.

2.            Release from Escrow.  The Shares shall be released from the escrow, and certificates representing the released Shares shall be delivered from the Escrow Agent to SourceOne in the name of SourceOne as instructed by Cardium pursuant to the following: Upon notice to SourceOne by Cardium of designation of a Joint Product, as that term is defined under the Strategic Partnership Agreement, the Escrow Agent will be instructed by Cardium to release and shall release to SourceOne a number of Shares with a Release Value (as that term is defined under the Strategic Partnership Agreement) approximately equal to the lesser of (i) One Hundred and Ten Thousand Dollars ($110,000) or (ii) the total Release Value of all remaining shares of License Equity held in escrow.

3.                  On the fourth anniversary of the Closing, as defined by the Strategic Partnership Agreement, the Escrow Agent will release all Shares; one-half to SourceOne in the name of SourceOne and one-half to Cardium.

4.                  Joint Instructions.    Notwithstanding any of the foregoing, the Escrow Agent agrees to comply with any and all joint written instructions received by it and signed by Cardium and SourceOne.

5.                  Escrow Agent Responsibilities.    The following provisions shall apply to the Escrow Agent hereunder:

A.      The Escrow Agent and its agent and affiliates shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, absent gross negligence or willful misconduct, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel, statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and acceptability of any information therein contained) which is believed in good faith by the Escrow Agent to be genuine and to be signed or presented by SourceOne and Cardium. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement, unless evidenced by a writing delivered to the Escrow Agent signed by SourceOne and Cardium. In performing any duties under this Agreement, the Escrow Agent and its affiliates and agents shall not be liable to any party for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.

B.      The Escrow Agent shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect or on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof, if in all cases the Escrow Agent acts in good faith, using reasonable judgment.

C.      The Escrow Agent may at any time resign and thereupon be discharged of its duties as Escrow Agent hereunder by giving thirty (30) calendar days written notice thereof to the other parties hereto and transferring the Shares that have not yet otherwise been transferred pursuant to the terms hereof, resignations and any other documents or items held by it hereunder to a successor agent designated by all parties. Such resignation shall not take effect until receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and subscribed and consented to by each of the parties hereto and delivery of the documents and items held hereunder by the Escrow Agent to such successor. Any successor escrow agent appointed hereunder shall be jointly designated by SourceOne and Cardium. The Escrow Agent shall also be discharged of its duties and obligations hereunder upon deposit of all documents and items held hereunder to, and acceptance thereof, by any court in San Diego County, California having jurisdiction over the parties hereto and willing to accept same. In addition, SourceOne and Cardium acting together may jointly discharge the Escrow Agent at any time during the term hereof upon thirty (30) calendar days prior written notice.

D.      Upon delivery of all or any portion of the documents or items held hereunder by the Escrow Agent in accordance with the terms hereof, the Escrow Agent shall be relieved of any and all further obligations hereunder in respect to the portion so delivered.

E.      This Agreement shall inure to the benefit of and be binding upon the Escrow Agent and its successors and assigns. The Escrow Agent may perform its duties through its agents and affiliates. The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not in any manner be liable or responsible for any loss or damage arising by reason of any act or omission by it or in connection with any of the transactions contemplated hereby, including, but not limited to any loss that may occur by reason of forgery, false representations or the exercise of its discretion in any particular manner or for any other reason, except for its own gross negligence, willful misconduct, unlawful act, or failure to act in good faith.

F.      The Escrow Agent shall receive from the parties jointly the sum of $10,000 (representing $5,000 for its services rendered in connection with this agreement and $5,000 for its services related to the Cross Investment Equity Escrow Agreement), so long as the time spent in the performance of its duties hereunder does not exceed fifteen (15) hours. The Escrow Agent shall keep records of the time spent in the performance of its services hereunder and shall submit a monthly statement of same to both SourceOne and Cardium. If the services of the Escrow Agent shall exceed fifteen (15) hours in the aggregate, then the Escrow Agent shall be paid for such excess hours at the rate of $125 per hour. All fees for the services of the Escrow Agent hereunder are to be paid one-half by Cardium and one-half by SourceOne.

G.      SourceOne and Cardium hereby agree to indemnify the Escrow Agent and hold it harmless from and against any and all claims, liabilities, obligations, costs or expenses (including, without limitation, reasonable attorneys fees) incurred by the Escrow Agent in connection with any action rising out of the performance of its duties hereunder, except for such liabilities, costs or expenses incurred by the Escrow Agent resulting from its own willful misconduct, gross negligence or failure to act in good faith.

H.      Disputes.    It is understood and agreed that should any dispute arise between the parties to this Agreement, with respect to the delivery, ownership, right of possession and/or disposition of the Shares, should any claim be made upon such Shares by a third party or should the Escrow Agent be unable to determine, to the Escrow Agent’s reasonable satisfaction, the proper disposition of any portion of the Shares or the Escrow Agent’s proper actions with respect to its obligations hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)	suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent; or

(b)

petition (by means of interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed Shares held by it in escrow for holding and disposition in accordance with the instructions of the court.

The Escrow Agent shall have no liability to the parties to this Agreement or any other person with respect to any such suspension or performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Shares or any delay in or with respect to any other action required of or requested of the Escrow Agent.

6.               Notice.     Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, by certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or if mailed, three (3) days after the date of mailing, as follows:

If to SourceOne, to:

Jesse Lopez

President

Source One Global Partners, LLC

445 E. Illinois, Suite 345

Chicago IL, 60611

If to Cardium, to:

Tyler Dylan-Hyde

Chief Business Officer

Cardium Therapeutics

12255 El Camino Real, Suite 250

San Diego, CA 92130

If to the Escrow Agent, to:

Computershare Trust Company, N.A.

Attn: Corporate Trust Officer

350 Indiana St., Suite 750,

Golden, CO 80401

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notices.

7.            Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to its conflicts of law’s provisions.

8.            Entire Agreement.    This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and it supersedes and replaces any prior agreements, written or oral, regarding the same.

9.            Counterparts.     This Agreement may be executed in more than one counterpart, each of which will be an original, and all of which shall be deemed to be one and the same instrument. For this purpose, signature pages transmitted by facsimile or PDF shall be deemed to be original signature pages.

10.          Force Majeure.    No party shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

11.          Severability.    If any section or portion of this Agreement violates any applicable law, such section or portion shall be inoperative. If a court of competent jurisdiction rules that any provision set forth in this Agreement is unenforceable, then such provision shall be deemed modified to the extent that, in the court’s opinion, is necessary to make it enforceable. The remainder of the Agreement shall remain valid and shall continue to bind the parties.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARDIUM THERAPEUTICS, INC.

By:
Tyler Dylan-Hyde, Chief Business Officer

SOURCE ONE GLOBAL PARTNERS, LLC

By:
Jesse Lopez, President, CEO and Manager

COMPUTERSHARE TRUST COMPANY, N.A.

By:

Print Name:

Print Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT 3

Cross Investment Equity Stock Transfer

and Option Purchase Agreement

CROSS INVESTMENT EQUITY STOCK TRANSFER

AND OPTION PURCHASE AGREEMENT

This Cross Investment Equity Stock Transfer and Option Purchase Agreement (“Agreement”) dated December 20, 2011 (the “Effective Date”), is made and entered into by and between Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”) and Source One Global Partners, LLC, an Illinois limited liability company (“SourceOne”) with respect to the following facts:

A.         This Agreement is being entered into in connection with that certain Strategic Partnership Agreement dated as of December 20, 2011 (the “Strategic Partnership Agreement”) by and between Cardium, MedPodium Health Sciences, Inc., and SourceOne.

B.         In connection with the Strategic Partnership Agreement, Cardium has agreed to purchase an option to acquire a 15% interest in SourceOne for the price of Seven Hundred and Fifty Thousand Dollars ($750,000), (hereinafter the “Option Purchase Price”) and SourceOne has agreed to apply such amount to the purchase from Cardium of One Million Five Hundred Thousand (1,500,000) shares of Cardium’s common stock (individually and collectively referred to herein as the “Shares”) at a purchase price of Fifty Cents ($0.50) per share. The Option Purchase Price represents 100% of the fair market value of the 15% interest in SourceOne as of the Effective Date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained herein and in the Strategic Partnership Agreement, and intending to be legally bound, the parties agree as follows:

1.      Option.   SourceOne hereby sells to Cardium and Cardium hereby purchases from SourceOne, through payment of the Option Purchase Price as referred to above, an option (the “Option”) to purchase a Fifteen Percent (15%) ownership interest as of the Effective Date (the “Percentage Ownership Interest”) in SourceOne, according to the terms of that certain Operating Agreement of Source One Global Partners LLC dated January 13, 2003 (the “2003 Operating Agreement”), as first amended August 3, 2004 (the “2004 Operating Agreement”), and subsequently amended on February 17, 2010 (the “2010 Operating Agreement), and as would be further amended in connection with Cardium’s exercise of the Option as provided in that certain “Second Amendment to the Amended and Restated Operating Agreement of Source One Global Partners, LLC” which is attached hereto as Exhibit A (resulting in the “New Operating Agreement”), in accordance with the following terms:

(a)         The Option shall be exercisable by Cardium at any time prior to the seventh anniversary of the Strategic Partnership Agreement by payment to SourceOne of the Option Purchase Price and an additional option exercise fee (the “Option Exercise Fee”) of Ten Thousand Dollars ($10,000), execution and delivery of an exercise notice in a form reasonably agreed by the parties and execution and delivery of a joinder agreement agreeing to be bound by the New Operating Agreement. The Option Purchase Price shall have been paid to SourceOne in connection with the execution of the Strategic Partnership Agreement;

(b)         In the event that the 2010 Operating Agreement is to be further amended to reflect an additional material cash contribution to SourceOne in excess of Fifty Thousand Dollars ($50,000) (an “Additional Material Cash Contribution”), to be made after the Effective Date but prior to the exercise of the Option as provided herein, Cardium will be provided with the opportunity to make a corresponding contribution in cash or stock on terms reasonably agreed between the parties within sixty days of notice, in order to preserve its right to the original Percentage Ownership Interest, or to the extent it does not participate, to have its Percentage Ownership Interest correspondingly reduced (as if it was a Member having a 15% ownership interest in accordance with the New Operating Agreement), in order to reflect the Additional Material Cash Contribution;

(c)         Prior to the issuance of any debt in excess of Fifty Thousand Dollars ($50,000) (a “Material Debt”), to any prospective creditor of SourceOne (a “Creditor”), or the sale of any property interests or assets in excess of Fifty Thousand Dollars ($50,000) (a “Material Sale”), to any prospective purchaser (a “Purchaser”), SourceOne will provide Cardium the right to purchase all or its pro rata share of such debt or asset (corresponding to its Percentage Ownership Interest), within thirty (30) days of notice on the same terms as such Creditor or Purchaser, as applicable; and

(d)         SourceOne will provide Cardium notice at least thirty (30) days prior to the record date of any distribution of profits or other assets in excess of Fifty Thousand Dollars ($50,000) (a “Material Distribution”), and will provide Cardium with regular unaudited financial statements, no less than quarterly, and any other information that would be reasonably expected to materially impact either the value of Cardium’s Option or its potential ownership interest in SourceOne, including without limitation, information or events that would be expected to alter, in a positive or negative manner, the value, revenue, or operations of SourceOne, or any other material change to its prospects or to the manner of operating its business.

2.      Sale and Purchase of Stock  Cardium hereby sells to SourceOne and SourceOne hereby purchases from Cardium the Shares, subject to the terms, conditions, acknowledgments, representations and warranties stated herein.

3.      Lock Up.  In addition to restrictions on transfer imposed under federal and state securities laws, the Shares shall be held in escrow subject to the terms of the Cross Investment Equity Escrow Agreement and may not be sold or transferred until released from escrow.

4.      Cardium Representations. Cardium hereby makes the following acknowledgments, representations and warranties to SourceOne.

(a)         Cardium is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted, and to own and operate the properties and assets now owned and operated by it.

(b)         The issuance of the Shares has been duly authorized by all necessary corporate action of Cardium and does not conflict with the terms of the bylaws, certificate of incorporation or material agreements of Cardium.

5.      SourceOne Representations. SourceOne hereby makes the following acknowledgments, representations and warranties to Cardium:

(a)         SourceOne is an “accredited investor” as that term is defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the California Corporate Securities Law of 1968, as amended (the “Law”).

(b)         An investment in the Shares is speculative and involves substantial risk, including the risk that SourceOne may lose all amounts subscribed.

(c)         SourceOne is purchasing the Shares with its own funds, for its own account and for investment purposes only and has no present intention, agreement or arrangement for the distribution, sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition, or subdivision, of the Shares.

(d)         The Shares have not been registered under the Securities Act, or qualified under the Law, on the grounds, among others, that no distribution or public offering of Cardium’s common stock is to be effected and such common stock is being issued by Cardium without any public offering within the meaning of section 4(2) of the Securities Act and section 25102(f) of the Law. SourceOne understands that Cardium is relying in part on SourceOne’s representations herein for purposes of claiming the exemption from registration under the Securities Act provided by section 4(2) thereof and the exemption from qualification under the Law provided by section 25102(f) thereof.

(e)         SourceOne’s overall commitment to investments that are not readily marketable is not disproportionate to SourceOne’s net worth, and SourceOne’s investment in the Shares will not cause such overall commitment to become excessive. SourceOne has adequate means of providing for its financial requirements, both current and anticipated, and has no need for liquidity in this investment. SourceOne can bear and is willing to accept the economic risk of losing its entire investment in the Shares.

(f)         SourceOne acknowledges that the sale of the Shares has not been accompanied by the publication of any advertisement or by any general solicitation.

(g)         SourceOne has had the opportunity to ask questions of, and receive answers from, Cardium and its officers, directors and employees concerning Cardium, the creation or operation of Cardium and the terms and conditions of the offering of the Shares, and to obtain any additional information deemed necessary. SourceOne has been provided with all materials and information requested by it.

(h)         SourceOne hereby certifies it has such knowledge and experience in financial and business matters (including experience within the industry in which Cardium conducts and proposes to conduct its business) and that it is capable of evaluating the merits and risks of an investment in Cardium.

(i)         SourceOne has conducted, and is relying exclusively on its own investigation and review of Cardium and its current and proposed business, management, properties and financial condition and the terms and conditions of the sale of the Shares contemplated herein. SourceOne is thoroughly familiar with all such matters.

6.      Restricted Securities. The Shares will be “restricted securities” as that term is defined in Rule 144 under the Securities Act, and the Shares must be held indefinitely unless they are subsequently registered or qualified under the Securities Act, the Law and other applicable securities laws or that exemptions from such registration or qualification are available. Cardium is not under any obligation to register Shares under the Securities Act or to comply with the Regulation A or any other exemption if Rule 144 is not available for sales of Shares. Each certificate representing any unregistered Shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) in substantially the form set forth below, which legend restricts the disposition of Shares otherwise than in accordance with this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO THE ISSUER AND CONCURRED IN BY THE ISSUER’S COUNSEL, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THAT SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.

7.      Dispute Resolution and Governing Law.

(a)      In order to encourage each party to resolve any dispute without resorting to legal action, the parties agree to submit any dispute between them arising out of this Agreement to mediation before a mutually-agreeable Judicate West mediator handling commercial disputes in San Diego, California prior to the filing of any legal action. In the event that the parties cannot agree on such a Judicate West mediator, then the mediator proposed by each of the parties shall meet and they shall select a mediator to handle the matter. The mediator shall attempt to bring the parties to a mutually-agreeable resolution of the dispute. In the event the parties cannot reach agreement, the mediator shall request confidential position statements from each party, including any additional documentation deemed pertinent by the mediator, and shall thereafter deliver a proposed mediator’s settlement to the parties. Each party shall advance the costs equivalent to one full day of mediation to the mediator prior to the mediation. In the event the parties reach agreement, any excess amount paid shall be returned equally to the parties. In the event the parties do not reach agreement, any excess of amount paid shall be returned to the party whose final proposal as reflected in its position statement is closest to that proposed in the mediator’s settlement, and any amount remaining due shall be paid by the party whose final proposal as reflected in its position statement is furthest from that proposed in the mediator’s settlement.

(b)      This Agreement shall be governed by and construed according to the laws of the State of California, and each party voluntarily submits to the personal jurisdiction of the courts of the State of California, which courts shall have exclusive jurisdiction over any dispute arising out of the construction, interpretation, or enforcement of this Agreement. In order to further encourage each party to resolve any potential dispute without resorting to legal action, any action commenced by SourceOne shall be brought in an appropriate California court located in San Diego, California, any action commenced by Cardium shall brought in an appropriate California court located in San Francisco, California, and each party agrees to submit to the exclusive jurisdiction of such court. Each party further agrees that service of process by U. S. Certified Mail to such party’s address for notices set forth in this Agreement shall be effective service of process with respect to any disputes arising out of this Agreement.

8.      Attorneys Fees. If any dispute between or among any of the parties hereto or any of their respective affiliates should result in litigation or arbitration, the prevailing party or parties in such dispute shall be entitled to recover from the other party or parties all reasonable fees, costs and expenses of enforcing any right of the prevailing party or parties, including, without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued on the commencement of such proceeding or action and shall be paid whether or not such proceeding or action is prosecuted to judgment. Any arbitration award, judgment or order entered in such proceeding or action shall contain specific provision for the recovery of attorneys’ fees and costs incurred in enforcing such award or judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law. For the purposes of this section, (a) attorneys’ fees shall include, without limitation, fees incurred in post award or post judgment motions, contempt proceedings, garnishment, levy, and debtor and third party examinations, discovery, and bankruptcy litigation, and (b) prevailing party shall mean the party that is determined in the arbitration or other proceeding to have prevailed or who prevails by dismissal, default or otherwise.

9.      Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and it supersedes and replaces any prior agreements, written or oral, regarding the same.

10.    Counterparts.  This Agreement may be executed in more than one counterpart, each of which will be an original, and all of which shall be deemed to be one and the same instrument. For this purpose, signature pages transmitted by facsimile or PDF shall be deemed to be original signature pages.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CARDIUM THERAPEUTICS, INC.

By:
Tyler Dylan-Hyde, Chief Business Officer

SOURCE ONE GLOBAL PARTNERS, LLC

By:
Jesse Lopez, President, CEO and Manager

EXHIBIT A

SECOND AMENDMENT TO THE AMENDED AND RESTATED OPERATING

AGREEMENT OF SOURCE ONE GLOBAL PARTNERS, LLC

[To be attached.]

EXHIBIT 4

Cross Investment Equity Escrow Agreement

CROSS INVESTMENT EQUITY ESCROW AGREEMENT

This Cross Investment Equity Escrow Agreement (“Agreement”) dated December 20, 2011, is made and entered into by and among Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), Source One Global Partners, LLC, an Illinois limited liability company (“SourceOne”) and Computershare Trust Company, N.A. (“Escrow Agent”).

A.      This Agreement is being entered into in connection with that certain Strategic Partnership Agreement dated as of December 20, 2011 (the “Strategic Partnership Agreement”) by and between Cardium, MedPodium Health Sciences, Inc. and SourceOne.

B.      In connection with the Strategic Partnership Agreement, Cardium and SourceOne have entered into a Cross Investment Equity Stock Transfer and Option Purchase Agreement, pursuant to which Cardium has agreed to issue to SourceOne and SourceOne has agreed to purchase from Cardium One Million Five Hundred Thousand (1,500,000) shares of Cardium’s common stock (“Shares”).

C.      Under the terms of the Strategic Partnership Agreement and the Cross Investment Equity Stock Transfer and Option Purchase Agreement, transferred Shares subject to lock up provisions will be held in escrow under the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound, the parties agree as follows:

1.                     Escrow of Shares, Voting Rights, Dividends.    Upon the Closing (as that term is defined under the Strategic Partnership Agreement), Cardium shall cause to be issued into the name of Computershare Trust Company, N.A., as Escrow Agent, FBO SourceOne and deposited with the Escrow Agent the Shares which shall be evidenced by four (4) book position holdings in the following amounts: (1) 375,000 Shares, (2) 375,000 Shares, (3) 375,000 Shares, (4) 375,000 Shares. During the period of time in which the Shares are held by the Escrow Agent FBO SourceOne, SourceOne shall be entitled to have the Shares voted pursuant to its instructions. If, after the date of this Escrow Agreement, there is any change in the Shares because of a merger, consolidation or reorganization of Cardium, or if Cardium declares a stock split, reverse stock split or a similar change in the capital structure of Cardium affecting the Shares generally, the amount of the Shares shall be correspondingly adjusted. Any dividends paid in connection with any of the four (4) book position holdings shall be held by the Escrow Agent FBO SourceOne and released to SourceOne in connection with release of the corresponding book position holding(s), as provided below.

2.                     Release from Escrow.    Shares shall be released from the escrow, and certificates representing the released Shares shall be delivered from the Escrow Agent to SourceOne in the name of SourceOne, as follows: The first book position shall be released six (6) months after the Closing as defined by the Strategic Partnership Agreement. The second book position will be released on the nine (9) month anniversary of the Closing. The third book position will be released on the twelve (12) month anniversary of the Closing. The fourth book position will be released on the eighteen (18) month anniversary of the Closing.

3.                       Joint Instructions.    Notwithstanding any of the foregoing, the Escrow Agent agrees to comply with any and all joint written instructions received by it and signed by Cardium and SourceOne.

4.                       Escrow Agent Responsibilities.    The following provisions shall apply to the Escrow Agent hereunder:

      A.           The Escrow Agent and its agent and affiliates shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, absent gross negligence or willful misconduct, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel, statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and acceptability of any information therein contained) which is believed in good faith by the Escrow Agent to be genuine and to be signed or presented by SourceOne and Cardium. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement, unless evidenced by a writing delivered to the Escrow Agent signed by SourceOne and Cardium. In performing any duties under this Agreement, the Escrow Agent and its affiliates and agents shall not be liable to any party for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.

      B.           The Escrow Agent shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect or on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof, if in all cases the Escrow Agent acts in good faith, using reasonable judgment.

      C.           The Escrow Agent may at any time resign and thereupon be discharged of its duties as Escrow Agent hereunder by giving thirty (30) calendar days written notice thereof to the other parties hereto and transferring the Shares for which the book positions have not yet been released, resignations and any other documents or items held by it hereunder to a successor agent designated by all parties. Such resignation shall not take effect until receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and subscribed and consented to by each of the parties hereto and delivery of the documents and items held hereunder by the Escrow Agent to such successor. Any successor escrow agent appointed hereunder shall be jointly designated by SourceOne and Cardium. The Escrow Agent shall also be discharged of its duties and obligations hereunder upon deposit of all documents and items held hereunder to, and acceptance thereof, by any court in San Diego County, California having jurisdiction over the parties hereto and willing to accept same. In addition, SourceOne and Cardium acting together may jointly discharge the Escrow Agent at any time during the term hereof upon thirty (30) calendar days prior written notice.

      D.           Upon delivery of all or any portion of the documents or items held hereunder by the Escrow Agent in accordance with the terms hereof, the Escrow Agent shall be relieved of any and all further obligations hereunder in respect to the portion so delivered.

      E.           This Agreement shall inure to the benefit of and be binding upon the Escrow Agent and its successors and assigns. The Escrow Agent may perform its duties through its agents and affiliates. The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not in any manner be liable or responsible for any loss or damage arising by reason of any act or omission by it or in connection with any of the transactions contemplated hereby, including, but not limited to any loss that may occur by reason of forgery, false representations or the exercise of its discretion in any particular manner or for any other reason, except for its own gross negligence, willful misconduct, unlawful act, or failure to act in good faith.

      F.           The Escrow Agent shall receive from the parties jointly the sum of $10,000 (representing $5,000 for its services rendered in connection with this Agreement and $5,000 for its services related to the License Equity Escrow Agreement), so long as the time spent in the performance of its duties hereunder does not exceed fifteen (15) hours. The Escrow Agent shall keep records of the time spent in the performance of its services hereunder and shall submit a monthly statement of same to both SourceOne and Cardium. If the services of the Escrow Agent shall exceed fifteen (15) hours in the aggregate, then the Escrow Agent shall be paid for such excess hours at the rate of $125 per hour. All fees for the services of the Escrow Agent hereunder are to be paid one-half by Cardium and one-half by SourceOne.

      G.           SourceOne and Cardium hereby agree to indemnify the Escrow Agent and hold it harmless from and against any and all claims, liabilities, obligations, costs or expenses (including, without limitation, reasonable attorneys fees) incurred by the Escrow Agent in connection with any action rising out of the performance of its duties hereunder, except for such liabilities, costs or expenses incurred by the Escrow Agent resulting from its own willful misconduct, gross negligence or failure to act in good faith.

      H.           Disputes.     It is understood and agreed that should any dispute arise between the parties to this Agreement, with respect to the delivery, ownership, right of possession and/or disposition of the Shares, should any claim be made upon such Shares by a third party or should the Escrow Agent be unable to determine, to the Escrow Agent’s reasonable satisfaction, the proper disposition of any portion of the Shares or the Escrow Agent’s proper actions with respect to its obligations hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)	suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent; or

(b)

petition (by means of interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed Shares held by it in escrow for holding and disposition in accordance with the instructions of the court.

The Escrow Agent shall have no liability to the parties to this Agreement or any other person with respect to any such suspension or performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Shares or any delay in or with respect to any other action required of or requested of the Escrow Agent.

5.                     Notice.  Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, by certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or if mailed, three (3) days after the date of mailing, as follows:

         If to SourceOne, to:

         Jesse Lopez

         President

         Source One Global Partners, LLC

         445 E. Illinois, Suite 345

         Chicago IL, 60611

         If to Cardium, to:

         Tyler Dylan-Hyde

         Chief Business Officer

         Cardium Therapeutics, Inc.

         12255 El Camino Real, Suite 250

         San Diego, CA 92130

         If to the Escrow Agent, to:

         Computershare Trust Company, N.A.

         Attn: Corporate Trust Officer

         350 Indiana St., Suite 750,

         Golden, CO 80401

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notices.

6.                     Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to its conflicts of law’s provisions.

7.                     Entire Agreement.    This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and it supersedes and replaces any prior agreements, written or oral, regarding the same.

8.                     Counterparts.    This Agreement may be executed in more than one counterpart, each of which will be an original, and all of which shall be deemed to be one and the same instrument. For this purpose, signature pages transmitted by facsimile or PDF shall be deemed to be original signature pages.

9.                     Force Majeure.  No party shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

10.                  Severability.  If any section or portion of this Agreement violates any applicable law, such section or portion shall be inoperative. If a court of competent jurisdiction rules that any provision set forth in this Agreement is unenforceable, then such provision shall be deemed modified to the extent that, in the court’s opinion, is necessary to make it enforceable. The remainder of the Agreement shall remain valid and shall continue to bind the parties.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARDIUM THERAPEUTICS, INC.

By:
Tyler Dylan-Hyde, Chief Business Officer

SOURCE ONE GLOBAL PARTNERS, LLC

By:
Jesse Lopez, President, CEO and Manager

COMPUTERSHARE TRUST COMPANY, N.A.

By:

Print Name:

Print Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]